Exhibit 99.1
Red Lion Reports Fourth Quarter and Full Year 2008 Results;
Fourth Quarter RevPAR Decreased by 8.3%
SPOKANE, WA, February 11, 2009 — Red Lion Hotels Corporation (NYSE: RLH) today announced its results for the fourth quarter and full year ended December 31, 2008. Summary results for the three-month and full year periods follow:
($ in thousands, except per share)

	Three months ended December 31,			Full year ended December 31,
	2008	2007	% change	2008	2007	% change

Total revenue, as reported	$41,313	$44,074	-6.3%	$187,570	$186,893	0.4%

Continuing operations before 2008 Special Item and Restructuring Expenses: (1)
EBITDA	$3,622	$4,715	-23.2%	$31,378	$33,138	-5.3%
Net income (loss)	$(2,598)	$(1,097)	NM	$1,986	$5,231	-62.0%
Earnings (loss) per share — diluted	$(0.15)	$(0.06)	NM	$0.11	$0.27	-59.4%

Continuing operations as reported:
EBITDA	$1,555	$4,715	-67.0%	$25,657	$33,138	-22.6%
Net income (loss)	$(3,931)	$(1,097)	NM	$(1,704)	$5,231	NM
Earnings (loss) per share — diluted	$(0.22)	$(0.06)	NM	$(0.09)	$0.27	NM

Total earnings (loss) per share - diluted, as reported	$(0.22)	$(0.07)	NM	$(0.09)	$0.32	NM

[1]	Excludes $2.1 million of restructuring expenses — primarily consisting of cash and non-cash severance charges totaling $1.2 million and a $0.9 million non-cash charge for intangible assets — incurred in the fourth quarter of 2008, net of impact on income taxes. Full year results also exclude $3.7 million of cash and non-cash separation costs incurred in the first quarter of 2008 related to the retirement of the company’s former President and CEO, net of its impact on income taxes. A schedule called “Disclosure of Special Items” is included with this release.
In addition, key hotel operating metrics, on a comparable basis, and reported hotel operating margins for the fourth quarter and full-year periods ended December 31, 2008 and December 31, 2007 are highlighted below for owned and leased hotels:

	Three months ended December 31,				Full year ended December 31,
	2008	2007	% change		2008	2007	% change

RevPAR (revenue per available room)	$41.35	$45.07	-8.3%		$55.08	$55.33	-0.5%
ADR (average daily rate)	$84.38	$84.25	0.2%		$90.12	$88.64	1.7%
Occupancy	49.0%	53.5%	-450	bp	61.1%	62.4%	-130	bp
Hotel Direct Operating Margin	13.6%	15.7%	-210	bp	23.1%	23.3%	-20	bp
Commenting on the fourth quarter results, President and Chief Executive Officer, Anupam Narayan said, “We were affected by the deteriorating economic environment throughout the quarter and expect the economy and the hotel industry will continue to be challenged in 2009. In response, we are aggressively implementing further cost-cutting steps at our hotels and at the corporate office. These include a reduction in work force, consolidation of management teams at hotels, a company-wide hiring freeze, a 5% wage cut for all salaried employees and other adjustments to our operations. Through these measures, we expect to reduce our overall annual expenses by $10 to 12 million.”
Narayan continued, “Although we are cutting costs in many areas, we are taking advantage of the full service nature of our hotels by ramping up our sales and marketing efforts to attract preferred corporate business, groups, meetings and banquets. These are all types of business in our markets that are easier to influence than the transient traveler. We expect the steps we are taking now will place the company in a stronger position when industry demand improves. I am proud of the way our teams have responded to the challenges we are facing and the efforts of our associates to ensure our guests are consistently well served.”
“We have a strong cash position, we have no debt maturing until 2011 and we have a valuable asset base of owned hotels and real estate in key Western markets. We believe our capital structure gives us an advantage in weathering the current economic conditions and allows us to focus even more closely on our operations in 2009,” Narayan concluded.
Fourth Quarter Results
Red Lion’s total revenue during the fourth quarter was $41.3 million, compared to $44.1 million for the prior-year period. Revenue from hotels was $35.2 million, down 4.8% from the fourth quarter of 2007, primarily due to the weak macroeconomic and industry environment, partially offset by the addition of the Red Lion Hotel Denver Southeast — acquired in May 2008. On a same-store basis, ADR improved 0.2%, offset by a decline in occupancy of 450 basis points, which resulted in a decline in RevPAR of 8.3%. Hotel direct operating margin for the quarter was 13.6%, 210 basis points lower than the prior year period, driven primarily by lower revenues and lower than optimal margins at the company’s Anaheim hotel, which was undergoing renovations, and at the company’s Denver hotel, which is still ramping up since its acquisition. Absent the contributions of Anaheim and Denver in both periods, hotel direct operating margin in fourth quarter 2008 would have been 16.2%, 30 basis points lower than the prior-year period. System-wide (which would include franchised hotels), RevPAR on a comparable basis for the quarter decreased 7.1%, with a 390 basis point decrease in occupancy on a 0.2% increase in ADR.

Franchise and management revenue was $0.3 million, or $0.2 million lower than the prior-year period due to a lower number of franchisees in the system. Entertainment revenue was $5.0 million, a decrease of $0.8 million due to fewer shows presented in the fourth quarter of 2008 compared to the same quarter in 2007.
EBITDA from continuing operations for the fourth quarter of 2008 before restructuring expenses was $3.6 million, compared to $4.7 million for the fourth quarter of 2007. Net loss from continuing operations before restructuring expenses was $2.6 million, compared to a net loss of $1.1 million for the prior-year period. Loss per share from continuing operations before restructuring expenses was $0.15, compared to a loss of $0.06 per share for the fourth quarter of 2007.
Full Year 2008 Results
Red Lion’s total revenue for the full year ended December 31, 2008, was $187.6 million, compared to $186.9 million in 2007. Reported revenue from hotels was $170.6 million, up 2.6% from the prior year, primarily related to the addition of the Anaheim hotel — acquired in October 2007 — and the Red Lion Hotel Denver Southeast — acquired in May 2008. Hotel direct operating profit increased 1.6% to $39.3 million, while direct operating margin was down slightly to 23.1%.
RevPAR for owned and leased hotels on a comparable basis for 2008 was down 0.5%, due to a 130 basis point decrease in occupancy, partially offset by a 1.7% increase in ADR. System-wide, RevPAR on a comparable basis decreased 1.2% year-over-year, with a 220 basis point decrease in occupancy.
Results for 2008 included revenue from the Anaheim hotel, acquired in October 2007, and revenue from the Red Lion Hotel Denver Southeast, acquired in May 2008. Results for 2008 did not include revenue from the Red Lion Hotel Sacramento, which was subleased to a franchisee in July 2007.
Franchise and management revenue was $1.9 million, down $0.9 million from the prior year, primarily due to fewer franchisees in the system. Entertainment revenue was $12.0 million, down $2.8 million from the prior year related primarily to lower attendance year-over-year and the mix of shows presented during 2008.
EBITDA from continuing operations for the full year ended December 31, 2008 (before the 2008 special item for separation costs and restructuring expenses) was $31.4 million, compared to $33.1 million in the prior year. Net income from continuing operations before the 2008 special item and restructuring expenses was $2.0 million, compared to $5.2 million in the prior year. Earnings per fully diluted share for the full year ended December 31, 2008 before the 2008 special item and restructuring expenses was $0.11, compared to $0.27 in the prior year.
Red Lion System Update
Renovations at the 310-room Anaheim hotel are substantially complete and the hotel was renamed the Red Lion Hotel Anaheim in January 2009, with a formal grand opening planned by the end of the first quarter. Renovations at the recently acquired 478-room Denver hotel are progressing and, given the current economy, will be staged throughout the year.
Liquidity and Balance Sheet

As of December 31, 2008, the company had approximately $18.2 million in cash and cash equivalents, and outstanding debt of $150.2 million. The weighted average interest rate on the debt is 6.0%, and approximately 67% of the debt is at a fixed rate with the earliest maturity occurring in 2011. The company continues to maintain a $50 million credit facility with $36 million outstanding as of December 31, 2008, and is in compliance with all of the facility’s covenants.
On November 26, 2008, the company announced that its Board of Directors authorized a common stock repurchase program that enables the Company to purchase up to $10 million of its common stock. In mid-December, the Company repurchased 303,000 shares of common stock at a cost of $0.9 million, or an average price per share of $2.95. No further repurchases of stock have been made since that time.
For 2009, the company has scaled back its capital expenditures to essential investments in maintenance, technology and necessary hotel improvement projects. These investments include completing the renovation of the Anaheim hotel and the remodel of the Denver Southeast hotel. Capital expenditures in 2009 are expected to be $20 million, which will be spread throughout 2009 and scaled back if necessary. Capital expenditures for 2009, excluding the investments in the Denver and Anaheim hotels, are expected to be $10 million.
Outlook for 2009
Given the current economic environment, it is very difficult to provide definitive guidance for 2009 at this time. In general, industry expectations suggest larger RevPAR declines in the first half of 2009 as comparisons continue to be challenging. In the second half of 2009, we expect RevPAR declines to abate as comparisons with the second half of 2008 become easier. Based on the outlook and information available today, the company is providing the following broad guidance for 2009, which it expects to update as the year unfolds:
•	2009 RevPAR for company owned and leased hotels is expected to decline 8% to 12% from 2008 on an annual basis

•	2009 direct hotel operating margin is expected to range from flat to down 200 basis points

•	EBITDA from continuing operations is expected to be $28 to $34 million, before any special items
Subsequent Events
The company previously announced on January 22, 2009, that its Board of Directors had adopted a stockholder rights plan, which was put in place to ensure that all the company’s stockholders are treated fairly at a time when the company’s shares are trading at a historic low. The plan, which expires on February 1, 2011, is similar to plans adopted by numerous publicly traded companies, including plans recently adopted by other companies in the lodging sector. The details of the plan are available in public filings with the SEC available on the company’s website or at www.sec.gov.
Conference Call Information
The company will hold a conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on February 12, 2009, to discuss the results for interested investors, analysts and portfolio managers.

Management on the call will include President and CEO Anupam Narayan and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 288-9626. International callers should dial (612) 332-0820.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 2:00 p.m. PST on February 12, 2009, through March 12, 2009 at (800) 475-6701 or (320) 365-3844 (International) access code — 984659. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of December 31, 2008, the RLH hotel network was comprised of 47 hotels located in nine states and one Canadian province, with 8,910 rooms and 437,626 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2007 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended December 31,
	2008	2007	$ Change	% Change

Revenue:
Hotels	$35,151	$36,909	$(1,758)	-4.8%
Franchise	313	483	(170)	-35.2%
Entertainment	5,041	5,820	(779)	-13.4%
Other	808	862	(54)	-6.3%

Total revenues	41,313	44,074	(2,761)	-6.3%

Operating expenses:
Hotels	30,387	31,119	(732)	-2.4%
Franchise	129	227	(98)	-43.2%
Entertainment	4,347	4,834	(487)	-10.1%
Other	553	635	(82)	-12.9%
Depreciation and amortization	5,323	4,318	1,005	23.3%
Hotel facility and land lease	1,502	1,526	(24)	-1.6%
Gain (loss) on asset dispositions, net	48	(10)	58	nm
Undistributed corporate expenses	933	1,330	(397)	29.8%
Restructuring expenses	2,067	—	2,067	nm

Total expenses	45,289	43,979	1,310	3.0%

Operating income (loss)	(3,976)	95	(4,071)	nm

Other income (expense):
Interest expense	(2,291)	(2,301)	10	0.4%
Minority interest in partnerships, net	11	6	5	83.3%
Other income, net	197	296	(99)	-33.4%

Loss from continuing operations before income taxes	(6,059)	(1,904)	(4,155)	-218.2%

Income tax benefit	(2,128)	(807)	(1,321)	-163.7%

Net loss from continuing operations	(3,931)	(1,097)	(2,834)	-258.3%

Discontinued operations:
Net loss on disposal of discontinued business units, net of income tax benefit of $82	—	(150)	150	nm

Loss from discontinued operations	—	(150)	150	nm

Net loss	$(3,931)	$(1,247)	$(2,684)	215.2%

EBITDA (1)	$1,555	$4,482	$(2,927)	-65.3%
EBITDA as a percentage of revenues (2)	3.8%	10.2%

EBITDA from continuing operations (1)	$1,555	$4,715	$(3,160)	-67.0%
EBITDA from continuing operations (2) as a percentage of revenues	3.8%	10.7%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $41,313,000 and $44,074,000 for the three months ended December 31, 2008 and 2007, respectively.

Red Lion Hotels Corporation
Loss Per Share
(unaudited)
(shares in thousands)

	Three months ended December 31,
	2008	2007	$ Change

Loss per share — basic and diluted: (1)

Net loss from continuing operations	$(0.22)	$(0.06)	$(0.16)
Loss from discontinued operations	—	(0.01)	0.01

Net loss	$(0.22)	$(0.07)	$(0.15)

Weighted average shares — basic	18,201	18,963
Weighted average shares — diluted	18,201	18,963

(1)	For the three months ended December 31, 2008 and 2007, all of the 1,311,115 and 1,276,534 options to purchase common shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the periods and excluded from the calculation of earnings per share. Likewise as of those dates, all of the 48,866 and 44,837 restricted stock units outstanding, respectively, were considered anti-dilutive due to the losses, as were all of the 44,837 convertible operating partnership units outstanding during both periods.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Year ended December 31,
	2008	2007	$ Change	% Change

Revenue:
Hotels	$170,552	$166,168	$4,384	2.6%
Franchise	1,862	2,756	(894)	-32.4%
Entertainment	12,016	14,839	(2,823)	-19.0%
Other	3,140	3,130	10	0.3%

Total revenues	187,570	186,893	677	0.4%

Operating expenses:
Hotels	131,214	127,431	3,783	3.0%
Franchise	355	814	(459)	-56.4%
Entertainment	11,234	12,812	(1,578)	-12.3%
Other	2,100	2,037	63	3.1%
Depreciation and amortization	19,316	16,528	2,788	16.9%
Hotel facility and land lease	6,998	6,490	508	7.8%
Gain on asset dispositions, net	(156)	(437)	281	64.3%
Undistributed corporate expenses	9,643	5,840	3,803	-65.1%
Restructuring expenses	2,067	—	2,067	nm

Total expenses	182,771	171,515	11,256	6.6%

Operating income	4,799	15,378	(10,579)	-68.8%

Other income (expense):
Interest expense	(9,247)	(9,172)	(75)	-0.8%
Minority interest in partnerships, net	12	(34)	46	nm
Other income, net	1,530	1,266	264	20.9%

Income (loss) from continuing operations before income taxes	(2,906)	7,438	(10,344)	nm

Income tax (benefit) expense	(1,202)	2,207	(3,409)	nm

Net income (loss) from continuing operations	(1,704)	5,231	(6,935)	nm

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $62	—	(113)	113	nm
Net gain on disposal of discontinued business units, net of income tax expense of $513		932	(932)	nm

Income from discontinued operations	—	819	(819)	nm

Net income (loss)	$(1,704)	$6,050	$(7,754)	nm

EBITDA (1)	$25,657	$34,594	$(8,937)	-25.8%
EBITDA as a percentage of revenues (2)	13.7%	18.4%

EBITDA from continuing operations (1)	$25,657	$33,138	$(7,481)	-22.6%
EBITDA from continuing operations (2) as a percentage of revenues	13.7%	17.7%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $187,570,000 and $188,300,000 for the years ended December 31, 2008 and 2007, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the financial statements.

Red Lion Hotels Corporation
Earnings (Loss) Per Share
(unaudited)
(shares in thousands)

	Year ended December 31,
	2008	2007	$ Change

Earnings (loss) per share — basic: (1)

Net income (loss) from continuing operations	$(0.09)	$0.27	$(0.36)
Income from discontinued operations	—	0.05	(0.05)

Net income (loss)	$(0.09)	$0.32	$(0.41)

Earnings (loss) per share — diluted: (1)

Net income (loss) from continuing operations	$(0.09)	$0.27	$(0.36)
Income from discontinued operations	—	0.05	(0.05)

Net income (loss)	$(0.09)	$0.32	$(0.41)

Weighted average shares — basic	18,234	19,134
Weighted average shares — diluted	18,234	19,506

(1)	For the year ended December 31, 2008, all of the 1,311,115 options to purchase common shares outstanding were considered anti-dilutive due to the loss for the period and excluded from the calculation of earnings per share. Likewise as of that date, all of the then outstanding 44,837 convertible operating partnership (“OP”) units and all of the 48,866 units of outstanding but unissued restricted stock were considered anti-dilutive for the same reason. For the year ended December 31, 2007, 290,570 of the 1,276,534 options to purchase common shares outstanding as of that date were considered dilutive. In addition, all of the 44,837 OP units and all of the 36,169 units of outstanding but unissued shares of restricted stock were considered dilutive.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	December 31	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$18,222	$15,044
Restricted cash	3,890	4,439
Accounts receivable, net	11,337	10,330
Inventories	1,375	1,416
Prepaid expenses and other	2,574	3,352

Total current assets	37,398	34,581

Property and equipment, net	298,496	260,574
Goodwill	28,042	28,042
Intangible assets, net	10,376	11,582
Other assets, net	6,460	9,730

Total assets	$380,772	$344,509

Liabilities:
Current liabilities:
Accounts payable	$10,990	$4,189
Accrued payroll and related benefits	4,925	6,166
Accrued interest payable	314	356
Advance deposits	398	345
Other accrued expenses	7,757	10,419
Long-term debt, due within one year	3,008	5,547

Total current liabilities	27,392	27,022

Revolving credit facility	36,000	—
Long-term debt, due after one year	80,323	77,673
Deferred income	8,476	9,169
Deferred income taxes	16,366	17,294
Minority interest in partnerships	19	31
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	199,401	162,014

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 17,977,205 and 18,312,756 shares issued and outstanding	180	183
Additional paid-in capital, common stock	141,137	140,553
Retained earnings	40,054	41,759

Total stockholders’ equity	181,371	182,495

Total liabilities and stockholders’ equity	$380,772	$344,509

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Year ended December 31,
	2008	2007
Operating activities:
Net income (loss)	$(1,704)	$6,050
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,316	16,556
Gain on disposition of property, equipment and other assets, net	(156)	(437)
Gain on disposition of discontinued operations, net	—	(1,445)
Restructuring expenses (non-cash)	1,144	—
Deferred income tax provision	(1,197)	3,210
Minority interest in partnerships	(12)	34
Equity in investments	(133)	(40)
Imputed interest expense	111	212
Stock based compensation expense	2,245	901
Provision for doubtful accounts	166	53
Change in current assets and liabilities:
Restricted cash	549	(1,683)
Accounts receivable	(947)	(941)
Inventories	82	133
Prepaid expenses and other	786	714
Accounts payable	6,801	(4,889)
Accrued payroll and related benefits	(1,243)	88
Accrued interest payable	(42)	(87)
Other accrued expenses and advance deposits	(2,963)	2,801

Net cash provided by operating activities	22,803	21,230

Investing activities:
Purchases of property and equipment	(56,377)	(25,509)
Non-current restricted cash for sublease tennant improvements, net	2,151	(2,151)
Proceeds from disposition of property and equipment	41	22
Proceeds from disposition of discontinued operations	—	7,918
Proceeds from short-term liquid investments	—	7,635
Advances to Red Lion Hotels Capital Trust	(27)	(17)
Other, net	458	(389)

Net cash used in investing activities	(53,754)	(12,491)

Financing activities:
Borrowings on revolving credit facility	38,000	—
Repayment of revolving credit facility	(2,000)	—
Repayment of long-term debt	(14,000)	(2,479)
Borrowings on long-term debt	14,000	3,926
Common stock redeemed	(1,824)	(9,107)
Proceeds from issuance of common stock under employee stock purchase plan	164	196
Proceeds from stock option exercises	(4)	489
Distributions to operating partnership unit holders	—	(8)
Additions to deferred financing costs	(207)	(31)

Net cash provided by (used in) in financing activities	34,129	(7,014)

Net change in cash from discontinued operations	—	57

Change in cash and cash equivalents:
Net increase in cash and cash equivalents	3,178	1,782
Cash and cash equivalents at beginning of period	15,044	13,262

Cash and cash equivalents at end of period	$18,222	$15,044

Red Lion Hotels Corporation
Hotel Statistics
(unaudited)
System-wide Hotels as of December 31, 2008

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	31	5,935	304,684
Other Leased Hotel (1)	1	310	5,000
Red Lion Franchised Hotels (2)	15	2,665	127,942

Total	47	8,910	437,626

Total Red Lion Hotels	46	8,600	432,626
Comparable Hotel Statistics (3)

	Three months ended December 31, 2008			Three months ended December 31, 2007
	Average			Average
	Occupancy (4)	ADR (5)	RevPAR (6)	Occupancy (4)	ADR (5)	RevPAR (6)

Owned and Leased Hotels	49.0%	$84.38	$41.35	53.5%	$84.25	$45.07
Franchised Hotels	48.4%	$75.14	$36.35	50.8%	$74.58	$37.88

Total System Wide	48.8%	$81.63	$39.85	52.7%	$81.45	$42.91

Change from prior comparative period:

Owned and Leased Hotels	(4.5)	0.2%	-8.3%
Franchised Hotels	(2.4)	0.8%	-4.0%

Total System Wide	(3.9)	0.2%	-7.1%

	Year ended December 31, 2008			Year ended December 31, 2007
	Average			Average
	Occupancy (4)	ADR (5)	RevPAR (6)	Occupancy (4)	ADR (5)	RevPAR (6)

Owned and Leased Hotels	61.1%	$90.12	$55.08	62.4%	$88.64	$55.33
Franchised Hotels	58.3%	$78.13	$45.56	62.8%	$74.96	$47.06

Total System Wide	60.3%	$86.88	$52.41	62.5%	$84.82	$53.04

Change from prior comparative period:

Owned and Leased Hotels	(1.3)	1.7%	-0.5%
Franchised Hotels	(4.5)	4.2%	-3.2%

Total System Wide	(2.2)	2.4%	-1.2%

(1)	Represents a hotel acquired in the fourth quarter of 2007 that was repositioned as a Red Lion in January 2009. As of December 31, 2008, this hotel was flagged as an independent.

(2)	In February 2009, one franchise hotel’s agreement will expire and will not be renewed.

(3)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
During the three and twelve months ended December 31, 2008, the Company recorded restructuring charges primarily related to the ongoing intitiatives to streamline operations and eliminate costs totaling approximately $2.1 million. Also, as previously announced, the Company’s former President and Chief Executive Officer retired in February 2008. In connection with the retirement agreement, the Company recorded an expense of $3.7 million in separation costs during the first quarter of 2008. As a result, the operations as presented in the accompanying financial statements for the three months and year ended December 31, 2008 do not reflect a meaningful comparison of continuing operations between the corresponding periods in 2007. The following table represents a reconciliation of certain earnings measures from continuing operations before special items to income from continuing operations after special items.

	Three months ended December 31, 2008			Three months ended December 31, 2007
($ in thousands except per share data)	Net Loss	EBITDA	Diluted EPS	Net Loss	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special item	$(2,598)	$3,622	$(0.15)	$(1,097)	$4,715	$(0.06)

Special items:
Restructuring expenses(1)	(2,067)	(2,067)	(0.11)	—	—	—
Income tax benefit of special item(2)	734	—	0.04	—	—	—

Amount per consolidated statement of operations	$(3,931)	$1,555	$(0.22)	$(1,097)	$4,715	$(0.06)

Change from the comparative period:
Amount before special item	-136.8%	-23.2%	154.5%
Amount per consolidated statement of operations	-258.3%	-67.0%	260.0%

	Year ended December 31, 2008			Year ended December 31, 2007
($ in thousands except per share data)	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$1,986	$31,378	$0.11	$5,231	$33,138	$0.27

Specialitems:
Restructuring expenses(1)	(2,067)	(2,067)	(0.11)	—	—	—
Separation costs(3)	(3,654)	(3,654)	(0.20)	—	—	—
Income tax benefit of special items, net(2)	2,031	—	0.11	—	—	—

Amount per consolidated statement of operations	$(1,704)	$25,657	$(0.09)	$5,231	$33,138	$0.27

Change from the comparative period:
Amount before special items	-62.0%	-5.3%	-59.4%
Amount per consolidated statement of operations	132.6%	-22.6%	-134.8%

(1)	The line item as presented on the accompanying consolidated statements of operations as “restructuring expenses” consists of:

Severance charges	$923
Stock based compensation related to separation (non-cash)	269
Intangible and other asset write-offs (non-cash)	875

Total	$2,067

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

(3)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income (Loss)
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) for the periods presented:

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
EBITDA from continuing operations	$1,555	$4,715	$25,657	$33,138
Income tax benefit (expense) — continuing operations	2,128	807	1,202	(2,207)
Interest expense — continuing operations	(2,291)	(2,301)	(9,247)	(9,172)
Depreciation and amortization — continuing operations	(5,323)	(4,318)	(19,316)	(16,528)

Net income (loss) from continuing operations	(3,931)	(1,097)	(1,704)	5,231
Income (loss) from discontinued operations	—	(150)	—	819

Net income (loss)	$(3,931)	$(1,247)	$(1,704)	$6,050

EBITDA	$1,555	$4,482	$25,657	$34,594
Income tax benefit (expense)	2,128	890	1,202	(2,658)
Interest expense	(2,291)	(2,301)	(9,247)	(9,331)
Depreciation and amortization	(5,323)	(4,318)	(19,316)	(16,555)

Net income (loss)	$(3,931)	$(1,247)	$(1,704)	$6,050

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss), which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.